Company Contact:
Robert J. Blair
Investor Relations
212.867.4490
bob.blair@wdc.com

Brenda J. Bennett
Press Relations
949.932.6006
brenda.j.bennett@wdc.com


                      WESTERN DIGITAL ANNOUNCES SECOND QUARTER RESULTS; COMBINES ITS OPERATING ORGANIZATIONS

                   Streamlining moves improve efficiency, competitiveness;
                      one of three HDD manufacturing plants to be closed

IRVINE, Calif., -- January 19, 1999 -- Western Digital Corporation (NYSE:WDC) today reported revenue of $738.6 million for its second quarter ended December 26, 1998. The Company reported a net loss of $82.3 million or $.93 per share. In the year-ago period, the Company posted revenue of $969.6 million with a net loss of $145.2 million or $1.66 per share, including special charges of approximately $148 million. Unit shipments in the quarter reached 5.4 million, compared with 4.6 million units in the September 1998 quarter.

        The quarterly loss of $.93 per share compares with Wall Street analysts' consensus estimate for the December quarter of a loss of $.99 per share.

        For the six months ended December 26, 1998, revenue was $1.4 billion and the net loss and net loss per share were $276.9 million and $3.12, respectively, including special charges of approximately $85 million recorded in the first quarter. This compares with year-earlier revenues, net loss and net loss per share of $2.06 billion, $82.5 million and $.95, respectively, including special charges of approximately $148 million.

        As the Company continues its gradual recovery from the effects of an industry-wide downcycle, it also announced the combination of its Personal Storage Division and Enterprise Storage Group into a single hard disk drive operating unit. The new Drive Products Division (DPD) has consolidated design, manufactur-

WD ANNOUNCES SECOND QUARTER RESULTS;
COMBINES ITS OPERATING ORGANIZATIONS
PAGE 2

ing, materials, business and product marketing resources to address both the desktop and enterprise markets. The move will result in efficiencies in every operating area from marketing, research and development to manufacturing and procurement, as well as a clear, consistent and complete product roadmap leveraging all technologies.

        As a result of streamlining the two operations, the production of WD Enterprise drives will be transferred from the Tuas, Singapore site to the Company's nearby facility in Chai-Chee, Singapore. The Tuas facility will be closed. A reduction of as many as 750 employees worldwide is expected to result from the combination of organizations and the plant closure. Write-offs of fixed assets and employee severance and relocation costs relating to these changes will result in a charge of approximately $45 million to Western Digital's results for the third fiscal quarter ending March 27, 1999. After these steps, WD's worldwide employment will stand at approximately 12,000, compared with a peak of approximately 16,000 in October, 1997.

        The Drive Products Division will be led by Matt Massengill, executive vice president, who has been general manager of the Personal Storage Division and, prior to that assignment, led the Enterprise Storage Group. Reporting to Massengill will be all hard drive operations, including research and development, business and product marketing, quality, new product introduction, service and repair, and media manufacturing. The enterprise storage operation in Rochester, Minnesota, will continue as the research and design center for enterprise-class products.

        Western Digital chairman, president and chief executive officer Chuck Haggerty commented, "The second quarter results reflect sustained gradual improvement in Western Digital's financial performance and improvement in hard drive industry demand, pricing and inventory levels. For the third consecutive quarter, Company revenue and unit shipments increased, operating losses decreased and gross margin improved. Inventory turns also increased, to 18, and our cash position significantly exceeded plan at $354 million, reflecting the efficiencies of the Company's asset management program and improved linearity of the business.

        "We made major progress in the second quarter. The 4.3GB/platter WD Caviar drive--the industry's only drive to ship with the advanced ATA/66 interface capability--has completed qualification at nine major OEM customers, and unit shipments of this platform will account for the vast majority of our third quarter mix. Our new desktop drives based on the special agreement with IBM--featuring Giant MR heads and 7200

WD ANNOUNCES SECOND QUARTER RESULTS,
COMBINES ITS OPERATING ORGANIZATIONS
PAGE 3

RPM technology--have been transferred to Singapore for volume manufacturing and are in qualification at OEMs. As previously announced, we entered into a strategic relationship in December with Sony Corporation, to co-develop a new hard drive for consumer audio-video applications, part of our effort to leverage WD's rotating magnetic storage expertise into non-PC related markets.

        "In the enterprise storage business, our new low-profile WD Enterprise 18GB drive--the industry's first low-profile drive at that capacity--is in qualification at major OEMs and has received very positive recognition for its performance. Each of these new products contains WD's leading-edge DataLifeguard technology, an important data reliability feature.

        "WD's revenue from the world's leading desktop PC customers increased for the third consecutive quarter and is expected to rise again in the March quarter. Our challenges in returning the Company to profitability remain the continued solid execution on new desktop and enterprise drive programs in the quarters ahead and the conversion of that execution into additional or new business at major PC and enterprise-class OEM customers."

        Commenting on the consolidation of the two business units, Haggerty stated, "The operating model in the global disk drive business has changed, and now more than ever efficiency is of paramount importance. Our desktop and enterprise hard drive operations have many customers, suppliers, technologies and manufacturing techniques in common, so the case to combine them is a compelling one. The single division will drive out redundant activities and create efficiencies across the board.

        "We remain focused and committed to serving both the desktop and enterprise segments of the hard drive business, as well as exploring ways to leverage our expertise in rotating magnetic storage into other storage solutions for our customers. These steps will improve our market responsiveness, product planning, purchasing power and facilities utilization in our current markets, and, longer term, the Company's overall business model."

        Western Digital Corporation is a leader in information storage products and services. The company designs and manufactures hard drives for personal and enterprise-wide computing, and markets them to leading systems manufacturers and selected resellers under the Western Digital brand name. Western Digital is the first Fortune 500, multinational company to have been awarded company-wide ISO 9001 registration, linking

WD ANNOUNCES SECOND QUARTER RESULTS,
COMBINES ITS OPERATING ORGANIZATIONS
PAGE 4

all WD organizations with a consistent global standard for quality processes. The company was founded in 1970 and has long been noted for its storage and end-market systems-level design knowledge. The company's home page can be found at http://www.westerndigital.com.

        This release contains forward-looking statements, including statements relating to expected unit shipments in the third quarter, the effects of combining the desktop and enterprise hard drive groups into one operating unit, the special charges relating to closure of the Singapore manufacturing facility, the Rochester research and design center, and development of products for non-PC related markets and other storage solutions. The forward looking statements are based on current management expectations, and actual results may differ materially as a result of several factors, including: implementation of the business consolidation and plant closure; the extent to which the actual special charge may vary from current estimates; development of non-traditional markets for hard drives; overall supply and customer demand in the hard drive industry; continued improvement in time to market and time to volume of the Company's new hard drives; changes in customer order patterns; successful qualification of the Company's drives with key OEM customers; business conditions and growth in the personal and enterprise computing industry; and other factors discussed in the Company's Form 10-K for the year ended June 27, 1998, its most recent Form 10-Q, and its other SEC filings. Western Digital undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of such statements.

                           WESTERN DIGITAL CORPORATION

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                      THREE MONTHS ENDED                        SIX MONTHS ENDED
                                        ---------------------------------------------      ----------------------------
                                          DEC. 26,         DEC. 27,        SEPT. 26,         DEC. 26,         DEC. 27,
                                            1998             1997             1998             1998             1997
                                        -----------      -----------      -----------      -----------      -----------
Revenues, net .....................     $   738,590      $   969,564      $   650,858      $ 1,389,448      $ 2,059,728
Costs and expenses:
     Cost of revenues .............         719,423        1,025,112          733,610        1,453,033        1,954,217
     Research and development .....          50,363           44,472           51,921          102,284           86,774
     Selling, general and
        administrative ............          47,819           47,178           57,332          105,151           93,872
                                        -----------      -----------      -----------      -----------      -----------
         Total costs and expenses .         817,605        1,116,762          842,863        1,660,468        2,134,863
                                        -----------      -----------      -----------      -----------      -----------
Operating loss ....................         (79,015)        (147,198)        (192,005)        (271,020)         (75,135)
Net interest income (expense) .....          (3,238)           2,015           (2,653)          (5,891)           4,603
                                        -----------      -----------      -----------      -----------      -----------

Loss before income taxes ..........         (82,253)        (145,183)        (194,658)        (276,911)         (70,532)
Provision for income taxes ........              --               --               --               --           11,944
                                        -----------      -----------      -----------      -----------      -----------
Net loss ..........................     $   (82,253)     $  (145,183)     $  (194,658)     $  (276,911)     $   (82,476)
                                        ===========      ===========      ===========      ===========      ===========

Loss per common share:
         Basic ....................     $      (.93)     $     (1.66)     $     (2.20)     $     (3.12)     $      (.95)
                                        ===========      ===========      ===========      ===========      ===========
         Diluted ..................     $      (.93)     $     (1.66)     $     (2.20)     $     (3.12)     $      (.95)
                                        ===========      ===========      ===========      ===========      ===========

Common shares used in computing per
  share amounts:
         Basic ....................          88,888           87,319           88,545           88,717           87,030
                                        ===========      ===========      ===========      ===========      ===========
         Diluted ..................          88,888           87,319           88,545           88,717           87,030
                                        ===========      ===========      ===========      ===========      ===========

                           WESTERN DIGITAL CORPORATION

                           CONSOLIDATED BALANCE SHEETS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                          DEC. 26,         SEPT. 26,
                                                            1998             1998
                                                        -----------      -----------
                                             ASSETS
Current assets:
     Cash and cash equivalents ....................     $   353,660      $   404,153
     Accounts receivable, net .....................         371,960          378,295
     Inventories ..................................         160,974          167,503
     Prepaid expenses .............................          24,975           35,572
                                                        -----------      -----------
         Total current assets .....................         911,569          985,523
Property and equipment, net .......................         342,779          350,888
Intangible and other assets, net ..................          42,174           40,465
                                                        -----------      -----------
         Total assets .............................     $ 1,296,522      $ 1,376,876
                                                        ===========      ===========

                              LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
     Accounts payable .............................     $   386,004      $   403,336
     Accrued expenses .............................         314,771          304,522
                                                        -----------      -----------
         Total current liabilities ................         700,775          707,858
Long-term debt ....................................         531,505          525,307
Deferred income taxes .............................          16,711           16,949
Shareholders' equity:
     Common stock, $.01 par value .................             891              887
     Additional paid-in capital ...................         125,702          122,684
     Retained earnings (deficit) ..................         (79,062)           3,191
                                                        -----------      -----------
         Total shareholders' equity ...............          47,531          126,762
                                                        -----------      -----------
         Total liabilities and shareholders'
           equity..................................     $ 1,296,522      $ 1,376,876
                                                        ===========      ===========